SCHEDULE 14A
(Rule 14A-101)

Information Required in Proxy Statement

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a–12

Integrated Telecom Express, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Fee is calculated at 1/50th of one percent of $82,000,000

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$82,000,000

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[INTEGRATED TELECOM EXPRESS LOGO]

INTEGRATED TELECOM EXPRESS, INC.
400 RACE STREET, SAN JOSE, CALIFORNIA 95126

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on June 25, 2002

To the Stockholders of
Integrated Telecom Express, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Integrated Telecom Express, Inc., a Delaware corporation (the “Company” or “ITeX”), will be held on June 25, 2002, at 10:00 a.m. local time, at our principal executive offices, located at 400 Race Street, San Jose, California 95126, for the following purposes:

1.
To ratify and approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Annex A attached to the accompanying Proxy Statement, including the liquidation and dissolution of the Company contemplated thereby.

2.
To ratify and approve the proposed sale of certain of our assets to a corporation to be formed by certain of our directors and executive officers, as described in more detail in the accompanying Proxy Statement.

3.	To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on May 14, 2002, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By	Order of the Board of Directors,

Pet	er J. Courture
Secretary

San Jose, California
May     , 2002

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Special Meeting. However, to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may choose to vote in person even if you have previously sent in your proxy card.

DIRECTIONS TO INTEGRATED TELECOM EXPRESS, INC.’S
PRINCIPAL EXECUTIVE OFFICES

Integrated Telecom Express, Inc.
400 Race Street
San Jose, CA 95126

Directions from San Francisco Airport

Exit South on 101, then proceed South on 85 and South on 280.

Take the second Meridian exit North off 280, cross 280 and turn right at Auzerais Avenue.

Cross Race Street and turn right into parking lot.

Directions from San Jose Airport

From Terminal A or B of the airport, exit onto Guadalupe Parkway, which becomes CA-87.

Proceed South on CA-87 toward San Jose. Take the 280 North off ramp and exit at Race Street.

Proceed North on Race Street to the corner of Auzerais and Race.

ITeX is on the corner on the right side.

INTEGRATED TELECOM EXPRESS, INC.
400 RACE STREET
SAN JOSE, CALIFORNIA 95126

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2002

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Integrated Telecom Express, Inc. (the “Company” or “ITeX”) for use at our Special Meeting of Stockholders (the “Special Meeting”) to be held on June 25, 2002 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at our principal executive offices, located at 400 Race Street, San Jose, California 95126. Our telephone number at our principal executive offices is (408) 792-0797.

These proxy solicitation materials were mailed on or about May    , 2002 to all stockholders entitled to vote at the Special Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of May 14, 2002 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 42,777,112 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our Secretary at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting. If a stockholder is not attending the Special Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the Record Date will be entitled to one vote, and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to ratify and approve a plan of complete liquidation and dissolution of the Company, including the liquidation and dissolution of the Company contemplated thereby, and a proposal to ratify and approve the sale of certain of our assets (the “Asset Sale”) to a corporation to be formed by some or all of Daniel Chen, the Chairman of our Board of Directors; Kenyon Mei, our Chief Operating Officer; and Jow Peng, our Vice President of Business Development (we refer to this corporation and to these individuals in their capacity as stockholders of this corporation throughout this Proxy Statement as the “Affiliated Purchasers”), will be subject to the vote of holders of our common stock as described below. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Georgeson Shareholder to assist in distribution of proxy materials and solicitation of votes. We will pay Georgeson Shareholder approximately $9,000 for its services, plus reimbursement for certain out-of-pocket expenses.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of our transfer agent. The Inspector will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“Broker Non-Votes”) and shares which abstain from voting as to a particular matter, will not be voted in favor of such matter. The proposal to ratify and approve the plan of complete liquidation and dissolution of the Company, including the liquidation of the Company contemplated thereby, is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the plan of complete liquidation and dissolution. The proposal to ratify and approve the Asset Sale to the Affiliated Purchasers, however, requires both (1) the affirmative vote of a majority of our outstanding shares, and (2) the affirmative vote of a majority of the votes cast, affirmatively or negatively, in person and by proxy, on this proposal at the Special Meeting, excluding votes cast, affirmatively or negatively, by any member of the Affiliated Purchasers or any other interested stockholder as determined by the Board of Directors. Accordingly, abstentions and Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the Asset Sale to the Affiliated Purchasers for purposes of obtaining the affirmative vote of a majority of our outstanding shares, but will not affect the outcome of the voting on this proposal for purposes of determining whether ratification by disinterested stockholders has been obtained.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to stockholders, and the likelihood of stockholder value resulting from sale of certain of our significant assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the Special Meeting?

A:	The following two proposals will be voted on at the Special Meeting:

•
The first proposal to be voted on is whether to ratify and approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Annex A attached to this Proxy Statement (the “Plan”), including the liquidation and dissolution of the Company contemplated thereby.

•
The second proposal to be voted on is whether to ratify and approve the sale of certain of our assets (the “Asset Sale”) to a corporation to be formed by all or some of the following individuals: Daniel Chen, the Chairman of the Board of Directors of the Company; Kenyon Mei, the Company’s Chief Operating Officer; and Jow Peng, the Company’s Vice President of Business Development. We refer to this corporation and to these individuals in their capacity as stockholders of this corporation throughout this Proxy Statement as the “Affiliated Purchasers.”

Ratification and approval of the Plan is not contingent on ratification and approval of the Asset Sale to the Affiliated Purchasers. However, ratification and approval of the Asset Sale to the Affiliated Purchasers is contingent on ratification and approval of the Plan.

Q:	What will happen if the Plan is ratified and approved?

A:
If the Plan is ratified and approved, we will file a certificate to dissolve the Company with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any.

Q:	When will stockholders receive any payment from our liquidation?

A:
Although our Board of Directors has not established a firm timetable for distributions to stockholders, subject to stockholder ratification and approval of the Plan, we intend to make such distributions as promptly as practical. However, distribution of our assets, if any, to our stockholders could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and pending litigation matters. See “Proposal No. 1 — To Ratify and Approve the Plan of Complete Liquidation and Dissolution — Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.” The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. See “Proposal No. 1 — To Ratify and Approve the Plan of Complete Liquidation and Dissolution — Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation?

A:
As of March 31, 2002, we had approximately $117.6 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $6.1 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	Ongoing operating expenses

•	Expenses incurred in connection with extending our directors’ and officers’ insurance coverage

•	Expenses incurred in connection with the liquidation

•	Employee severance and related costs

•	Penalties for terminating certain equipment and facility leases and non-cancelable inventory purchase commitments

•	Customer service obligations

•	Professional, legal and accounting fees

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but we expect sales proceeds to be significantly lower than amounts recorded on the balance sheet as of March 31, 2002.

We currently estimate that the amount ultimately distributed to our stockholders would be in the range of $1.50 to $2.00 per share. However, the proceeds from the sale of non-cash assets could be lower than anticipated, the sale of non-cash assets and the settlement of liabilities could take longer than expected, and we may incur additional liabilities or the settlement of liabilities could be higher than we currently estimate, which would result in any distribution to our stockholders being reduced, or even eliminated. See “Proposal No. 1 — To Ratify and Approve the Plan of Complete Liquidation and Dissolution — Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Q:	Why am I being asked to ratify and approve the Asset Sale to the Affiliated Purchasers?

A:
We are asking our stockholders to ratify and approve the Asset Sale because Daniel Chen is the Chairman of our Board of Directors, Kenyon Mei is our Chief Operating Officer and Jow Peng is our Vice President of Business Development. We believe that stockholder approval of the Asset Sale is not required by the Delaware General Corporation Law (the “DGCL”). Moreover, the members of the Affiliated Purchasers who are on our Board of Directors did not participate in any deliberations of the Board regarding the proposed Asset Sale, and the proposed Asset Sale was approved by a majority of the non-management, non-affiliated independent directors who have no relationship with the members of the Affiliated Purchasers who are on the Board. Nevertheless, because of the potential conflicts of interest of the Affiliated Purchasers, we are seeking stockholder ratification and approval of the Asset Sale.

Q:	What will happen if the Asset Sale to the Affiliated Purchasers is ratified and approved?

A:
If the Asset Sale is ratified and approved and other conditions to closing the Asset Sale are satisfied, we will sell certain intellectual property rights to the Affiliated Purchasers for $1.5 million unless we receive a higher offer for these assets. These intellectual property rights include all of our existing patents and rights to patents that may be granted pursuant to pending patent applications that relate to our products and tools (other than our ADSL line testing product).

Q:	Is the Asset Sale to the Affiliated Purchasers conditioned upon the liquidation being approved?

A:
Yes. The Asset Sale to the Affiliated Purchasers is conditioned upon the liquidation being approved. If our stockholders do not also ratify and approve the Plan, we will not complete the Asset Sale to the Affiliated Purchasers.

Q:	Is the liquidation conditioned upon the completion of the Asset Sale to the Affiliated Purchasers?

A:
No. The liquidation is not conditioned upon completion of the Asset Sale to the Affiliated Purchasers. Regardless of whether the proposed Asset Sale to the Affiliated Purchasers is ratified and approved by the stockholders and is otherwise completed, we will (subject to stockholder ratification and approval of the Plan) complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Q:	What will happen if the Asset Sale to the Affiliated Purchasers is not ratified and approved?

A:
We will (subject to stockholder ratification and approval of the Plan) complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, and we will seek to sell the assets proposed to be sold in the Asset Sale to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase such assets for a price equal to or greater than the price proposed to be paid by the Affiliated Purchasers in the Asset Sale, or that such assets can be sold at all.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable ITeX to conduct business at the meeting.

Q:	Can I change my vote after I have mailed my signed proxy?

A:
Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Secretary, Peter J. Courture, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person.

Q:	If my ITeX shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:
A broker will vote ITeX shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“Broker Non-Votes”) will not be voted in favor of such matter. The proposal to ratify and approve the Plan is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the Plan. The proposal to ratify and approve the Asset Sale to the Affiliated Purchasers, however, requires both (1) the affirmative vote of a majority of our outstanding shares, and (2) the affirmative vote of a majority of the votes cast, affirmatively or negatively, in person and by proxy, on this proposal at the Special Meeting, excluding votes cast, affirmatively or negatively, by any member of the Affiliated Purchasers or any other interested stockholder as determined by the Board of Directors. Accordingly, Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the Assets Sale to the Affiliated Purchasers for purposes of obtaining the affirmative vote of a majority of our outstanding shares, but will not affect the outcome of the voting on this proposal for purposes of determining whether ratification by disinterested stockholders has been obtained. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Can I still sell my shares of ITeX common stock?

A:
Yes. We expect that our common stock will continue to be listed on the Nasdaq National Market (the “Nasdaq”) prior to the Special Meeting. However, we anticipate that we will request that our common stock be delisted from the Nasdaq immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State, which (subject to stockholder ratification and approval of the Plan) we anticipate will occur on or around June 28, 2002. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Q:	Who can help answer my questions?

A:
If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of this Proxy Statement or copies of any of our public filings referred to in this Proxy Statement, you should contact our Investor Relations department at (408) 513-9205. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

PROPOSAL NO. 1

TO RATIFY AND APPROVE THE PLAN OF
COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors, excluding Messrs. Chen and Liu who recused themselves due to their interest in purchasing certain of our assets, is proposing the Plan of Complete Liquidation and Dissolution (the “Plan”) for ratification and approval by our stockholders at the Special Meeting. The Plan was approved by the Board of Directors (acting without Messrs. Chen and Liu), subject to stockholder approval, on April 18, 2002. A copy of the Plan is attached as Annex A to this Proxy Statement. Certain material features of the Plan are summarized below. We encourage you to read the Plan in its entirety.

After ratification and approval of the Plan, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities; and

•	preparing to make distributions to our stockholders.

Ratification and approval of the Plan by a majority of our stockholders will constitute ratification and approval of these activities by us.

As of March 31, 2002, we had approximately $117.6 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $6.1 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	Ongoing operating expenses

•	Expenses incurred in connection with extending our directors’ and officers’ insurance coverage

•	Expenses incurred in connection with the liquidation

•	Employee severance and related costs

•	Penalties for terminating certain equipment and facility leases and non-cancelable inventory purchase commitments

•	Customer service obligations

•	Professional, legal and accounting fees

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but we expect sales proceeds to be significantly lower than amounts recorded on the balance sheet as of March 31, 2002.

We currently estimate that the amount ultimately distributed to our stockholders would be in the range of approximately $1.50 to $2.00 per share. However, the proceeds from the sale of non-cash assets could be lower than anticipated, the sale of non-cash assets and the settlement of liabilities could take longer than expected, and we may incur additional liabilities or the settlement of liabilities could be higher than we currently estimate, which would result in any distribution to our stockholders being substantially reduced, or even eliminated. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Our Board of Directors may, at any time, turn over the management of the Company to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your ratification and approval of the Plan will also constitute your ratification and approval of any appointment and compensation of such trustees.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Your ratification and approval of the Plan will constitute your approval of the payment of any such compensation.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION, INCLUDING THE LIQUIDATION AND DISSOLUTION OF THE COMPANY CONTEMPLATED THEREBY, BE RATIFIED AND APPROVED.”

Background and Reasons for the Plan

During March and April 2002, our Board of Directors held a total of seven meetings to explore and discuss our strategic alternatives. Messrs. Chen and Liu did not participate in any deliberations of the Board regarding the proposed Asset Sale to the Affiliated Purchasers. Excluding Messrs. Chen and Liu, the remaining members of our Board of Directors are Michael Callahan, John Cioffi, Peter Courture, David Lam and Sena Reddy. Each of Messrs. Callahan, Cioffi, Courture, Lam and Reddy are outside non-employee directors. On April 18, 2002, our Board of Directors, excluding Messrs. Chen and Liu, who recused themselves from the vote due to their interest in purchasing certain of our assets, deemed advisable the liquidation and dissolution of the Company and adopted the Plan subject to stockholder approval. In reaching its decision, the Board considered a number of factors, including our recent financial performance, prevailing economic conditions and the unsuccessful efforts to sell or merge the Company. Although Messrs. Chen and Liu recused themselves from the vote, they would have voted to approve the liquidation and dissolution but for the potential conflict related to their interest in purchasing certain of our assets. Although Mr. Liu was at this time interested in participating in the purchase of certain of our assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in any such asset purchase from us.

During the past year or more, there has been a rapid deterioration in the market for asymmetric digital subscriber line equipment. Our revenue declined from $22.5 million in the fourth quarter of 2000 to $2.6 million in the fourth quarter of 2001, and our net loss for the full year 2001 was $36.2 million. The decrease in our net revenue was primarily attributable to the slowdown in the semiconductor and communications industry worldwide, along with a reduction in the demand for our Apollo chipset products in Asia, particularly in the South Korean market. During 2001, we also experienced severe pricing pressure on our Apollo chipset products, resulting in a decrease in average selling price ranging from 37% to 51% among all Apollo chipset products. Based on these conditions, we significantly downsized our operations to reduce costs and conserve cash, while reviewing alternative business strategies.

In December 2001, we hired Booz Allen Hamilton to assist in identifying new business models for us. The Board of Directors considered whether to continue operations as a standalone company, with a new focus on systems level opportunities. There were a number of risks associated with such strategy. Recovery of the semiconductor industry from the current slowdown is expected to be slow. At the current time, we have a minimal backlog of customer orders, and prospects for material revenue over the next few quarters are limited. Although we have the financial resources to weather a lengthy market downturn, significant amounts of cash would be required to continue operations, to refocus our business on systems level opportunities and to remain competitive, including significant expenditures to develop new products. Furthermore, employee retention would continue to become increasingly difficult. In light of these risks, there is a substantial possibility that a strategy of refocusing our business on systems level opportunities would cause a continued erosion of our cash, asset value and employee base, thus reducing stockholder value without any assurance of a future recovery.

In February 2002, we engaged Lehman Brothers to assist in identifying and evaluating strategic alternatives, including the sale or merger of the Company. Between February 2002 and April 2002, Lehman Brothers contacted multiple prospective acquirers or merger partners, both domestic and international. These prospective acquirers included competitors and other companies that we believed might have an interest in our business or technology. We were unsuccessful in locating a third party willing to enter into a strategic business combination with us on terms acceptable to the Board of Directors. Among other factors, our Board of Directors believed that any prospective acquiror would need to propose a transaction that would be substantially likely to provide more current value to our stockholders than a liquidation scenario. After a careful review, the Board of Directors, excluding Messrs. Chen and Liu who recused themselves from the vote, concluded on April 18, 2002 that, in light of the extensive efforts to locate a strategic partner for us by both Lehman Brothers and James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, it was unlikely that an acquisition or merger opportunity that would provide stockholders with as much current liquidity and value as could be achieved through a liquidation and dissolution would become available to us. In addition, the Board of Directors, acting without Messrs. Chen and Liu, considered the fact that our cash balance was declining daily, that employee retention was growing increasingly difficult and that continuing operations as a standalone business posed substantial risks as discussed above.

For these reasons, the Board of Directors, without Messrs. Chen and Liu, who recused themselves from the vote, concluded that our liquidation and dissolution would have the highest probability of returning the greatest current value to the stockholders.

Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to ratify and approve the Plan. Such factors include those risk factors set forth in our publicly filed reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by our Form 10-K/A, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as well as those factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the Plan.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the Plan. Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value, if any, ultimately distributable to our stockholders. The aggregate net value, if any, ultimately distributable to you under the Plan may be lower or higher than the amount you would receive if you sold your shares of our common stock prior to the time we file the Certificate of Dissolution with the Delaware Secretary of State. The actual nature and amount of all distributions will depend in part upon our ability to convert our remaining non-cash assets into cash. We may not be successful in selling our non-cash assets, in which case we may not generate meaningful cash, if any, to return to our stockholders.

The proceeds from any sales of our non-cash assets may be less than anticipated.

Sales of our non-cash assets will be made on terms approved by our Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell our various non-cash assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals, public market perceptions, and limitations on transferability of certain non-cash assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, many of our non-cash assets, particularly our intellectual property, will decline in value over time, and we may not be able to consummate the sale of these assets in time to generate meaningful value which could be returned to our stockholders.

We may not be able to settle all of our obligations to creditors.

We have current and future obligations to creditors. These include, without limitation, long-term contractual obligations associated with facilities leases and business agreements with customers and other third parties. Among other things, the lease for our principal office has a term expiring in February 2011, and future minimum lease payments for the remaining term of this lease totaled approximately $29.8 million as of December 31, 2001. As part of the wind down process, we will attempt to settle our obligations with our creditors. We may not, however, succeed in doing so. If we cannot reach an agreement with a creditor concerning an obligation, that creditor may choose to bring a lawsuit against us. Any litigation could delay or even prevent us from completing the Plan. Moreover, amounts required to settle our obligations to creditors will reduce the amount of remaining capital available for distribution to stockholders.

We will continue to incur claims, liabilities and expenses which will reduce, and could eliminate, the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

In November 2001, a complaint captioned Richmon v. Integrated Telecom Express, Inc., No. 01-CV-10108 was filed in federal district court for the Southern District of New York, on behalf of a putative class of persons who purchased our common stock between August 18, 2000 and December 6, 2000. An amended complaint was filed in April 2002. The amended complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in our initial public offering of securities and subsequently issued false and misleading analyst reports. The complaint brings claims for violation of several provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 against those underwriters and also against us and various of our present and former officers and directors. Similar lawsuits concerning more than 300 other companies’ initial public offerings have been filed and coordinated as In re Initial Public Offering Securities Litigation, No. 21 MC 92. We believe that the claims against us are without merit and intend to defend this lawsuit vigorously. Pendency of this litigation matter can be expected to result in expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy given the stage of this litigation matter. If these parties are successful in their claims against us, we may be liable for significant damages, which would substantially reduce, or eliminate, amounts available for distribution to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such distributions as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the litigation matter described above. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Additionally, if we do not have sufficient assets to satisfy our liabilities, we could seek protection from creditors under the federal bankruptcy code even after we have filed the Certificate of Dissolution with the Delaware Secretary of State. Any action of this type could delay or substantially diminish, or eliminate, the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the Plan is ratified and approved by the stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving the Company. Pursuant to the Delaware General Corporation Law (the “DGCL”), we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State (the “Final Record Date”). Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after the Final Record Date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We do not expect to recognize any material revenue following the announcement of our intent to wind down.

Except for revenue resulting from the sale of our remaining inventory, we do not expect to recognize much, if any, additional revenue. Furthermore, it may be difficult to collect receivables now that we have announced our intent to wind down.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the Plan may not succeed.

The success of the Plan depends in large part upon our ability to retain the services of certain of our current officers. The retention of James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, and certain other qualified personnel is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the Plan. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, we have entered into amendments to our existing employment agreements with certain executive officers particularly, James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer. We also believe that it is important to retain the services of certain of our other executive officers until our stockholders have ratified and approved the Plan. As a result, we intend to negotiate amendments to the existing employment arrangements and stock option agreements for Kenyon Mei, our Chief Operating Officer, James Stair, our Vice President of Systems Engineering, and Jow Peng, our Vice President of Business Development. See “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

Our stockholders could vote against the Plan.

Our stockholders could vote against the Plan. If we do not obtain stockholder ratification and approval of the Plan, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Among other things, a substantial majority of our employees will have been terminated, and customer relationships will have been severely strained. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with us if they have no confidence in our future.

Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers

In considering the recommendation of the Board, excluding Messrs. Chen and Liu who recused themselves, that you ratify and approve the Plan, including the liquidation and dissolution of the Company contemplated thereby, you should be aware that our executive officers and directors have interests in the liquidation that are different from, or in addition to, your interests.

Under the terms of their employment agreements, James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, are entitled to have 100% of their stock options fully vested upon stockholder ratification and approval of the Plan. As a result, if our stockholders ratify and approve the Plan, (1) options held by Mr. Regel to purchase 1,950,000 shares of our common stock at an average exercise price of $1.19 per share would vest in full, and (2) options held by Mr. Williams to purchase 750,000 shares of our common stock at an average exercise price of $1.02 per share would vest in full. In the event that our stockholders ratify and approve the Plan, Mr. Regel is also entitled to receive a payment from us equal to $1,000,000 minus the amount by which the fair market value of the shares of common stock subject to Mr. Regel’s options exceeds the aggregate exercise price of such shares. Based on an assumed common stock trading price of $1.72, the closing sale price of the common stock on May 9, 2002, Mr. Regel would not be entitled to receive a payment under this provision. In addition, Messrs. Regel’s and Williams’ employment agreements allow them to exercise their stock options by issuing us an interest-bearing promissory note secured by the shares purchased.

Under the terms of Messrs. Regel’s and Williams’ employment agreements, if we terminate their employment without cause or if there is an “involuntary termination” of their employment, Messrs. Regel and Williams are each entitled to receive twelve months base salary and eighteen months of COBRA premiums.

Mr. Regel’s employment agreement provides that he is eligible to receive an MBO payment of up to $100,000 upon achievement of milestones determined by the Board. Mr. Regel has already earned $50,000 of this MBO payment. Mr. Williams is also eligible to receive an MBO payment of up to $70,000 upon achievement of milestones determined by the Board. Mr. Williams has already earned $35,000 of this MBO payment. Messrs. Regel’s and Williams’ employment agreements provide that the milestones to be achieved for them to earn the remainder of their MBO payments are tied to the completion of tasks identified by the Board as critical to completion of the liquidation.

We currently expect that we will continue to employ Messrs. Regel and Williams at their current annual base salary rates of $400,000 and $225,000, respectively, until the milestones crucial to our liquidation have been satisfied. We also expect to continue to retain the services of Daniel Chen, our Chairman of the Board, for a similar time period, but have not yet determined at what amount he would be compensated for such services.

Under the terms of his employment agreement, Kenyon Mei, our Chief Operating Officer, is entitled to have (1) 50% of his stock options fully vested upon stockholder ratification and approval of the Plan if such ratification and approval occurs prior to September 4, 2002, the one year anniversary date of his employment agreement with us, or (2) 100% of his stock options fully vested upon stockholder ratification and approval of the Plan if such ratification and approval occurs after September 4, 2002. Mr. Mei’s employment agreement also provides that he is eligible to receive an MBO payment of up to $70,000 upon achievement of milestones determined by the Board. Mr. Mei has already earned $35,000 of this MBO payment. We intend to negotiate an amendment to Mr. Mei’s employment agreement as described below.

Because of the importance of retaining the services of certain of our executive officers until our stockholders have ratified and approved the Plan, we plan to negotiate amendments to the existing employment arrangements and stock option agreements for the following executive officers: Kenyon Mei, our Chief Operating Officer; James Stair, our Vice President of Systems Engineering; and Jow Peng, our Vice President of Business Development. See “Factors to be Considered by Stockholders in Determining Whether to Ratify and Approve the Plan—If we fail to retain the services of certain key personnel, the Plan may not succeed.” We currently expect that these amendments will provide for full acceleration of such executives’ unvested stock options upon stockholder ratification and approval of the Plan. We currently expect that these amendments also will provide for a lump sum severance payment equal to six months’ base salary in the case of Messrs. Mei and Stair and for a lump sum severance payment equal to twelve months’ base salary in the case of Mr. Peng, in the event that their employment is terminated by us without cause. In addition, the foregoing executive officers are eligible to receive remaining MBO payments of up to $25,000, in the case of each of Messrs. Stair and Peng, and $35,000, in the case of Mr. Mei, upon the attainment of certain milestones. In connection with the amendments to their employment agreements, we expect the milestones to be established by the Board for these remaining MBO payments will be tied to the completion of tasks identified by the Board as critical to completion of the liquidation.

In addition, Messrs. Mei and Peng, together with Daniel Chen, Chairman of the Board of Directors, are interested in purchasing some of our assets, which asset purchase is contingent among other things upon stockholder ratification and approval of the Plan. See “Proposal No. 2 — To Ratify and Approve the Proposed Asset Sale” for a more detailed description of the proposed Asset Sale to these individuals. Although Young Liu, Vice Chairman of the Board of Directors, initially expressed an interest in participating in this purchase of Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in the purchase of the Assets from us.

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law or our certificate of incorporation and bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to extend our current directors’ and officers’ insurance policy on substantially the same terms through August 2003 and to obtain runoff coverage under this policy for an additional six years.

In 2000, Richard Forte, our former Chief Executive Officer, as well as Peter Courture, one of our directors, each exercised their stock options by issuing us an interest-bearing secured promissory note. These promissory notes issued to us by Messrs. Courture and Forte, for an aggregate principal amount of approximately $325,000, do not become due and payable under their terms until May 2004 and June 2004, respectively.

The Board of Directors may confer other benefits or bonuses to our employees and officers in recognition of their services to us based on the performance of such employees and officers, including performance during our liquidation process.

As a result, our directors and executive officers generally could be more likely to vote to approve the Plan, including the liquidation and dissolution of the Company contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan.

The Plan was adopted by the unanimous vote of the Board of Directors, excluding Messrs. Chen and Liu who recused themselves from the vote.

Principal Provisions of the Plan

Our liquidation and dissolution is not conditioned upon completion of the proposed Asset Sale to the Affiliated Purchasers.

We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all our property and assets. The liquidation is expected to commence as soon as practicable after ratification and approval of the Plan by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The Plan provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the DGCL;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the

Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL;

•
petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•
pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

If deemed necessary by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. Any of such trusts are referred to in this Proxy Statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval and ratification of the Plan also will constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Contingent Reserves; Liquidating Trust.”

After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase preferred or common stock must exercise such instruments or rights prior to the Final Record Date. See “Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” and “Final Record Date” below.

Following ratification and approval of the Plan by our stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. Our dissolution will become effective, in accordance with the DGCL, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the Plan, the Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder ratification and approval, to the extent permitted by the DGCL. We will not amend or modify the Plan under circumstances that would require additional stockholder solicitations under the DGCL or the Federal securities laws without complying with the DGCL and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for distributions to stockholders, if the Plan is ratified and approved by our stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the Final Record Date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan. The actual nature, amount and timing of all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making distributions to its stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder ratification and approval of the Plan. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Sales of the Company’s Assets

The Plan involves the sale of all of our assets. Ratification and approval of the Plan will constitute approval, to the fullest extent permitted by law, by the stockholders of any such agreements and sales conducted by the Board of Directors or its appointed trustees. The Plan does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time.

We will not sell any of our assets to any of our “affiliates” without first obtaining the approval of any such asset sale by our stockholders, excluding the votes of any such affiliate and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Conduct of the Company Following Adoption of the Plan

Following ratification and approval of the Plan by our stockholders, our activities will be limited to distributing our assets in accordance with the Plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the Plan, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations. Following the ratification and approval of the Plan by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws, including for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the Plan.

Reporting Requirements

Whether or not the Plan is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome. If the Plan is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission (“SEC”) from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the DGCL, we are required, in connection with its dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the ratification and approval of the Plan by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a Contingency Reserve cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any Contingency Reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses.

There can be no assurance that the Contingency Reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, we will distribute to our stockholders any portions of the Contingency Reserve which we deem no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve.

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders. Ratification and approval of the Plan by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

We may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•
the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the DGCL, in the event we fail to create an adequate Contingency Reserve for payment of our expenses and liabilities, or should such Contingency Reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors from the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the Plan on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the Final Record Date. See “Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” below.

All liquidating distributions from us or a liquidating trust on or after the Final Record Date will be made to stockholders according to their holdings of common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

Our common stock is currently listed for trading on the Nasdaq National Market (the “Nasdaq”). We anticipate that we will request that our common stock be delisted from the Nasdaq on the Final Record Date. We also currently intend to close our stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the Final Record Date.

Even were we not to request that our common stock be delisted from the Nasdaq, for continued listing, a company, among other things, must meet certain minimum requirements with respect to net tangible assets, market value of its securities held by non-affiliates, and minimum bid prices per share, and must also maintain an operating business. We expect that, as a result of the cessation of our operations and the anticipated decrease in our assets resulting from distributions to our stockholders, the Nasdaq would likely take action in any event to delist our common stock. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market or on the NASD’s Electronic Bulletin Board.

As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our common stock. Delisting of our common stock may result in lower prices for our common stock than would otherwise prevail. In any event, we will close our stock transfer books upon the filing of the Certificate of Dissolution. Thereafter, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors, and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the DGCL, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of Company’s stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Company stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the Plan in all material respects.

No ruling has been requested from the IRS with respect to the anticipated tax consequences of the Plan, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. This discussion does not constitute legal advice to any stockholder.

Federal Income Taxation of the Company.    After the approval of the Plan and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, we may recognize gain upon the distribution of any property, other than cash, to our stockholders pursuant to the Plan. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of the Stockholders.    Amounts received by stockholders pursuant to the Plan will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year. If it were to be determined that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates if we were to have any earnings and profits for Federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

Upon any distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and its best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our Contingency Reserve (See “Contingent Liabilities; Contingency Reserve; Liquidating Trust”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming such treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to Federal income tax, assuming that they are treated as liquidating trusts for Federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the Plan will be treated as a liquidating trust or trusts for Federal income tax purposes.

The foregoing summary of United Stated Federal income tax considerations is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the Plan as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, there can be no assurance that actual net proceeds distributed to stockholders in liquidation may not be significantly less than the estimated amount discussed in this Proxy Statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The ratification and approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the Record Date an aggregate of 1,278,000 shares of our common stock (approximately 3.0% of the outstanding shares of common stock as of the Record Date) have indicated that they will vote in favor of the proposal.

The Board of Directors, acting without Messrs. Chen and Liu, believes that the Plan is in the best interests of us and our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL NO. 2

TO RATIFY AND APPROVE THE PROPOSED ASSET SALE

General

In May 2002, our Board of Directors, excluding Messrs. Chen and Liu, who recused themselves from the vote, unanimously approved the sale of certain of our assets (the “Asset Sale”) for a cash purchase price of $1.5 million to a corporation to be formed by all or some of Daniel Chen, the Chairman of our Board of Directors; Kenyon Mei, our Chief Operating Officer; and Jow Peng, our Vice President of Business Development (collectively, the “Affiliated Purchasers”). As discussed below, the Asset Sale to the Affiliated Purchasers is conditioned upon (1) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of our issued and outstanding shares, and (2) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, on this proposal at the Special Meeting, excluding votes cast, affirmatively or negatively, by any member of the Affiliated Purchasers or any other interested stockholder as determined by the Board of Directors. The Asset Sale to the Affiliated Purchasers is also contingent upon our not receiving a superior offer for these assets from a third party prior to closing of the proposed asset sale.

The assets proposed to be sold to the Affiliated Purchasers (the “Assets”) consist of:

•
All intellectual property, including but not limited to patents, patent applications, trademarks, copyrights, trade secrets, maskworks, and know-how related to all our products and tools (other than our ADSL line testing product), including without limitation rights to relevant technology, drivers, utilities, and related software, datasheets, manuals, marketing collateral, packaging, brochures and the like;

•
Sufficient rights in our customer and potential customer information to permit the Affiliated Purchasers to continue to support our existing customers for all products other than our ADSL line testing product, including but not limited to rights under such customers’ existing supply and/or support agreements with us; and

•	All rights in our current Etherlink project, through to the netlist as it exists as of May 31, 2002.

Our liquidation and dissolution is not conditioned upon completion of the proposed Asset Sale to the Affiliated Purchasers. If the proposed Asset Sale to the Affiliated Purchasers is not ratified and approved by the stockholders or is otherwise not completed, subject to obtaining stockholder approval of the Plan as set forth in Proposal No. 1, we will complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any, and will seek to sell the Assets proposed to be sold in the Asset Sale to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the Assets for a price equal to or greater than the price proposed to be paid by the Affiliated Purchasers in the Asset Sale, or that such Assets can be sold at all.

The proposed Asset Sale to the Affiliated Purchasers is conditioned upon the liquidation being approved. If our stockholders do not also ratify and approve the Plan, we will not complete the Asset Sale to the Affiliated Purchasers.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE ASSET SALE TO THE AFFILIATED PURCHASERS BE RATIFIED AND APPROVED.”

The Affiliated Purchasers

Information concerning the Affiliated Purchasers and their relationship with us is set forth below.

Name	Age	Position
Daniel (Wen Chi) Chen	48	Chairman of the Board of Directors
Kenyon Mei	56	Chief Operating Officer
Jow Peng	49	Vice President of Business Development

Daniel (Wen Chi) Chen is one of our co-founders and has served as a director since May 1995. Mr. Chen has served as Chairman of the Board of Directors since February 1998. Mr. Chen served as President and Chief Executive Officer from May 1995 to April 1998 and Interim Chief Executive Officer from February 2001 to September 2001. From February 1995 to April 1996, Mr. Chen was Vice President of the Computer and Communication division of United Microelectronics Corporation, a semiconductor manufacturing company that is also one of our stockholders. Mr. Chen is also Chairman of the Board of Directors of Integrated Technology Express, Inc.

Kenyon Mei has served as Chief Operating Officer since September 2001. From January 2000 to August 2001, Dr. Mei was Chief Operating Officer of Silicon Magic Corporation, a manufacturer of DRAM and embedded DRAM products for applications in digital media equipment and information technology. From 1997 to 1999, Dr. Mei was Vice President of Engineering of PLX Technology, Inc., a supplier of high-speed interconnect silicon and software to the communications industry. Prior to 1997, Dr. Mei held executive positions at Cirrus Logic and Intel Corp.

Jow Peng has served as Vice President, Business Development since July 1999. From August 1998 to July 1999, Mr. Peng served as Senior Director of Marketing, and from October 1997 to August 1998, Mr. Peng served as Director of Strategic Planning. From April 1985 to October 1997, Mr. Peng was the lead member of the technical staff for Pacific Telesis, Inc., a telecommunications service provider.

Background and Reasons for the Proposed Asset Sale

In connection with our exploration of strategic alternatives, we attempted to locate potential purchasers for our assets. See “Proposal No. 1 — To Ratify and Approve the Plan of Complete Liquidation and Dissolution — Background and Reasons for the Plan.”

In a meeting of our Board of Directors on April 15, 2002, during which the Board was discussing our strategic alternatives in light of the extensive efforts to locate a strategic partner for us by both Lehman Brothers and our Chief Executive Officer and Chief Financial Officer, Mr. Chen (on behalf of himself and Messrs. Liu, Mei and Peng) first discussed with the Board the possibility of the Affiliated Purchasers acquiring the Assets described above. At this time, Mr. Chen did not propose a price for the proposed asset purchase. After Mr. Chen presented his proposal and answered questions from the non-interested directors regarding the terms of the proposal, Messrs. Chen and Liu recused themselves from the meeting, and a discussion among the remaining Board members ensued resulting in their request that Mr. Chen submit a written proposal to us that included the price he was willing to offer us for these assets.

Mr. Chen submitted a written proposal to the Board on April 18, 2002, in which he offered to pay us $1.5 million for the assets. After Messrs. Chen and Liu recused themselves from the meeting and following approval of the Plan, the Board, acting without Messrs. Chen and Liu, authorized members of management who were not affiliated with the Affiliated Purchasers to further negotiate the terms of a proposed asset purchase by the Affiliated Purchasers.

From April 19, 2002 to April 25, 2002, James Regel, our Chief Executive Officer, engaged in negotiations with Mr. Chen regarding the terms and conditions of the proposed asset purchase. In response to those discussions, Mr. Chen submitted a revised proposal to us on April 25, 2002.

Through May 2002, James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, with the assistance of Lehman Brothers, continued to solicit third parties to bid on our assets, including the Assets. During this process, Lehman contacted over ten potential purchasers for our assets, including the Assets. These potential purchasers included competitors and other companies we believed might achieve synergies through the purchase of our assets. We have been unsuccessful in locating a third party purchaser for the Assets covered by the proposed Asset Sale to the Affiliated Purchasers.

Although Mr. Liu initially expressed an interest in participating in the purchase of Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in the purchase of the Assets from us.

In May 2002, our Board of Directors, acting without Messrs. Chen and Liu, approved the terms of the proposed Asset Sale to the Affiliated Purchasers, contingent upon (1) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of our issued and outstanding shares, (2) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, on this proposal at the Special Meeting, and (3) our not receiving a superior offer for the Assets from a third party prior to closing of the proposed Asset Sale.

In approving the proposed Asset Sale to the Affiliated Purchasers, and recommending that stockholders ratify and approve the proposed Asset Sale, the Board of Directors, excluding Messrs. Chen and Liu, considered a number of factors in favor of approving, and recommending that our stockholders ratify and approve, the proposed Asset Sale, including the following:

•	That the Board (excluding Messrs. Chen and Liu who recused themselves from the vote due to their interest in purchasing certain of our assets) had deemed advisable our liquidation;

•
That we had vigorously explored strategic alternatives to liquidation, including efforts to sell or merge outright or sell our assets, including the Assets, without success, as described under “Proposal No. 1 — To Ratify and Approve the Plan of Complete Liquidation and Dissolution — Background and Reasons for the Plan;”

•
That we would require additional time and resources to locate and negotiate with any other potential purchasers for the Assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	That the consideration offered to be paid for the Assets by the Affiliated Purchasers to us is higher than any other price offered by any third party;

•	That we would be entitled to terminate the Asset Sale, without the payment of any termination fee, and sell the Assets to a third party in the event that we receive a superior offer;

•	That the value of our assets, particularly our intellectual property and certain contracts and customer relationships, including the Assets, would decline with the passage of time;

•	That the Affiliated Purchasers would assume our obligations to service our customers under our existing customer contracts;

•
That no third party has submitted to us a serious proposal to purchase the Assets and that the offer from the Affiliated Purchasers to purchase the Assets was time sensitive due to the declining value of our assets; and

•	That the Asset Sale to the Affiliated Purchasers would increase the amount of cash available for distribution to our stockholders in the liquidation.

The Board of Directors, excluding Messrs. Chen and Liu, considered the following factors to be against recommending ratification and approval of the proposed Asset Sale:

•	That the proposed Asset Sale to the Affiliated Purchasers could result in delay or increased costs in executing the Plan; and

•	That the proposed Asset Sale to the Affiliated Purchasers could result in the appearance of actual or potential conflicts of interest.

The foregoing includes the material factors considered by the Board of Directors, excluding Messrs. Chen and Liu. Messrs. Chen and Liu did not participate in any deliberations of the Board regarding the proposed Asset Sale. In view of its many considerations, the Board of Directors, excluding Messrs. Chen and Liu, did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the Board of Directors, excluding Messrs. Chen and Liu, may have given different weights to different factors. After weighing all of these considerations, the Board of Directors, excluding Messrs. Chen and Liu, were unanimous in determining to approve the Asset Sale and to recommend that our stockholders approve and ratify the proposed Asset Sale to the Affiliated Purchasers.

The Company’s Belief Regarding the Fairness of the Proposed Asset Sale

Our Board of Directors, excluding Messrs. Chen and Liu, believe that the proposed Asset Sale is fair to and in the best interests of our stockholders based upon numerous factors, including the following:

•	The fact that the consideration offered to be paid for the Assets by the Affiliated Purchasers to us is higher than any other price offered by any third party.

•
The fact that the value of the Assets to be sold to the Affiliated Purchasers will likely decline as time passes and that we would require additional time and resources to locate and negotiate with any other potential purchasers for the Assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all.

•
The fact that the Affiliated Purchasers would assume our obligations to service our customers under our existing customer contracts; the Asset Sale is contingent on stockholder ratification and approval, including the affirmative votes of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, at the Special Meeting, excluding the votes of the Affiliated Purchasers and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations, and on our not receiving a superior offer for the Assets.

•	The fact that Lehman Brothers has not been successful in finding other purchasers for the Assets and that no third parties have submitted to us a serious proposal to purchase the Assets.

•
The unanimous approval of the proposed Asset Sale and recommendation of the Company’s Board of Directors, acting without Messrs. Chen and Liu, that the Company’s stockholders ratify and approve the proposed Asset Sale.

The Board of Directors, excluding Messrs. Chen and Liu, further believes that the following procedural safeguards were sufficient to ensure that the proposed Asset Sale to the Affiliated Purchasers was considered in a manner that was procedurally fair to the Company’s stockholders notwithstanding any actual or potential conflicts of interests with Messrs. Chen and Liu:

•
Except for presenting their proposal to the Board and answering questions from the Board regarding the terms of that proposal, neither Mr. Chen nor Mr. Liu participated in any deliberations of the Board regarding the proposed Asset Sale to the Affiliated Purchasers and recused themselves from those portions of the Board meetings during which such deliberations occurred;

•	The approval by the Board of the proposed Asset Sale included approval by a majority of the non-management, non-affiliated independent directors who have no relationship with Messrs. Chen and Liu;

•
The approval by the Board of the proposed Asset Sale is contingent upon stockholder ratification and approval of the proposed transaction, including the affirmative votes of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, at the Special Meeting, excluding the votes of the Affiliated Purchasers and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations;

•
That, despite extensive efforts by Lehman Brothers and James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, to solicit third party bids for our assets, we have not located any third party purchasers for the Assets covered by the proposed Asset Sale to the Affiliated Purchasers; and

•
That we would be entitled to terminate the Asset Sale, without the payment of any termination fee or any other penalty fee, and sell the Assets to a third party in the event that we receive a superior offer.

The independent directors did not retain an “unaffiliated representative” within the meaning of Regulation M-A under the Securities Act and the Exchange Act, to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the proposed Asset Sale to the Affiliated Purchasers, because the independent directors of the Company, who have no relationship with Messrs. Chen and Liu, believe that they acted solely on behalf of our unaffiliated stockholders. In addition, the proposed Asset Sale to the Affiliated Purchasers was structured to require the approval of a majority of the unaffiliated stockholders voting at the Special Meeting. Notwithstanding the absence of an “unaffiliated representative,” the Board, excluding Messrs. Chen and Liu (who recused themselves), believes that the proposed Asset Sale is fair to and in the best interests of our stockholders. As discussed elsewhere in this Proxy Statement, although Mr. Liu initially was interested in participating in the purchase of the Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in the purchase of the Assets from us.

Use of Proceeds from the Proposed Asset Sale

If the proposed Asset Sale is completed, we will apply the net proceeds of $1.5 million to any liquidating distributions to our stockholders.

Vote Required for Approval

Stockholder ratification and approval of the proposed Asset Sale to the Affiliated Purchasers is not required under our Certificate of Incorporation, nor do we believe that stockholder ratification and approval of the proposed Asset Sale to the Affiliated Purchasers is required under the Delaware General Corporation Law. Nevertheless, because of the interest of the Affiliated Purchasers in the Asset Sale, we are seeking stockholder ratification and approval of the Asset Sale. Specifically, it is a condition to our obligation to complete the proposed Asset Sale to the Affiliated Purchasers that the Asset Sale to the Affiliated Purchasers be approved and ratified by (1) the affirmative vote of a majority of our outstanding shares of common stock, and (2) the affirmative vote of a majority of the total votes cast, affirmatively or negatively, in person and by proxy, at the Special Meeting, excluding the votes cast, affirmatively or negatively, by the Affiliated Purchasers and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

The Board of Directors, acting without Messrs. Chen and Liu, believes that the proposed Asset Sale is in the best interests of us and our stockholders and a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the Record Date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of the common stock, (ii) each of our current executive officers, each other individual who served as our Chief Executive Officer in 2001, and two other former executive officers who resigned from their positions in 2001, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of 42,777,112 shares of common stock outstanding as of the Record Date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the Record Date.

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Owned
United Microelectronics Corporation (2) No. 3, Li-Hsin Road II Science Based Industrial Park Hsin-chu City, Taiwan R.O.C.	12,112,500	28.32%

Fortune Venture Capital Corporation 2F, No. 76, Sec. 2, Tunhwa S. Road Taipei, Taiwan R.O.C.	4,000,000	9.35%

Creative Group Limited (3) 2 Tzu Yu Street, Tucheng City Taipei Hsien, Taiwan R.O.C.	3,500,000	8.18%

Daniel Chen (4)	1,629,996	3.71%

Michael Callahan	74,442	*

John Cioffi (5)	148,490	*

Peter J. Courture (6)	168,009	*

David Lam (7)	114,572	*

Young Way Liu (8)	1,328,779	3.04%

Sena Reddy	74,442	*

James Regel (9)	1,950,000	4.36%

James Williams (9)	750,000	1.72%

Kenyon Mei (9)	1,250,000	2.84%

Jow Peng (9)(10)	440,000	1.02%

James Stair (9)	175,000	*

Richard H. Forte (11)	927,456	2.12%

Ralph Cognac (12)	286,823	*

Timothy A. Rogers (13)	276,764	*

All current directors and executive officers as a group (12 persons) (14)	8,103,730	16.34%

*	Less than 1%.
(1)
Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Share ownership in each case also includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of the Record Date.

(2)
Includes 4,000,000 shares registered in the name of Fortune Venture Capital Corporation, a subsidiary of United Microelectronics Corporation, with which United Microelectronics Corporation shares voting and dispositive power, and 1,112,500 shares registered in the name of Hsun Chieh Investment Corporation Ltd., a subsidiary of United Microelectronics Corporation, with which United Microelectronics Corporation shares voting and dispositive power.

(3)	Creative Group Limited is a subsidiary of Foxconn Holding Limited, which is in turn a subsidiary of Hon Hai Precision Industries Co., Ltd.
(4)
Includes 1,029,996 shares issuable pursuant to options that are exercisable within 60 days of the Record Date. Also includes 100,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

(5)
Includes 42,500 shares subject to a right of repurchase as of the Record Date, 37,500 shares held in the name of Cioffi Family Trust and 10,990 shares issuable pursuant to options that are exercisable within 60 days of the Record Date.

(6)	Includes 22,500 shares subject to a right of repurchase as of the Record Date and 18,009 shares issuable pursuant to options that are exercisable within 60 days of the Record Date.
(7)	Includes 100,000 shares issuable pursuant to options that are exercisable within 60 days of the Record Date; if such options were exercised, 30,000 shares would be subject to a right of repurchase.
(8)
Includes 250,000 shares held in the name of Young Liu Family Partnership and 803,779 shares issuable pursuant to options that are exercisable within 60 days of the Record Date. Also includes 75,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

(9)
Messrs. Regel’s and Williams’ employment agreements provide for, and we expect to enter into amendments to the existing stock option agreements for Messrs. Mei, Peng and Stair that will provide for, a full acceleration of vesting of these executive officers’ unvested stock options upon stockholder ratification and approval of the Plan. The number of shares beneficially owned by the respective executive officer reflects the effect of such acceleration of vesting assuming that our stockholders ratify and approve the Plan at the Special Meeting.

(10)
Includes 359,500 shares issuable pursuant to options that are exercisable within 60 days of the Record Date. Also includes 40,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

(11)
Includes 40,833 shares held in the name of Forte Family Trust and 886,623 shares issuable pursuant to options that will expire on December 31, 2003 in accordance with the Settlement Agreement and Release entered into between us and Mr. Forte. Mr. Forte resigned his position as our President and Chief Executive Officer in February 2001.

(12)
Represents the number of shares issuable pursuant to options that will expire on June 30, 2003 in accordance with the Severance Agreement and Release entered into between us and Mr. Cognac. Mr. Cognac resigned his position as our Chief Marketing Officer in September 2001.

(13)
Represents the number of shares issuable pursuant to options that will expire on June 30, 2003 in accordance with the Severance Agreement and Release entered into between us and Mr. Rogers. Mr. Rogers resigned his position as our Chief Financial Officer in October 2001.

(14)
Includes 6,610,730 shares issuable pursuant to options exercisable within 60 days of the Record Date. Also includes 215,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

Incorporation of Certain Documents by Reference

Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 are incorporated herein by reference.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

We will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Integrated Telecom Express, Inc., 400 Race Street, San Jose, California, 95126, Attention: Peter J. Courture, Secretary.

Other Matters

The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By	Order of the Board of Directors,

Pet	er J. Courture
Secretary

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

INTEGRATED TELECOM EXPRESS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Integrated Telecom Express, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the “Dissolution Time”).

4.    From and after the Dissolution Time, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment of, all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

5.    The distributions to the stockholders pursuant to Section 4, 7 and 8 hereof shall be in complete satisfaction and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the close of business on the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

8.    Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to June 25, 2005 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9.    Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of the Plan shall constitute approval of such payments by the stockholders of the Company.

11.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

12.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.    Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.    The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

INTEGRATED TELECOM EXPRESS, INC.

Special Meeting of Stockholders – June 25, 2002

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Peter J. Courture and James G. Regel, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of Common Stock of Integrated Telecom Express, Inc. held of record by the undersigned at the close of business on May 14, 2002, at the special meeting of stockholders to be held at 10:00 a.m., local time, on June 25, 2002, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the ratification and approval of the Plan of Complete Liquidation and Dissolution of the Company and FOR the ratification and approval of the Asset Sale to the Affiliated Purchasers. The Board of Directors recommends a vote FOR each of the proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTEGRATED TELECOM EXPRESS, INC.

Vote On Proposals

Please mark your vote as indicated in this example:    ☒
		For	Against	Abstain
1.	To ratify and approve the Plan of Complete Liquidation and Dissolution of the Company.	☐	☐	☐

		For	Against	Abstain
2.	To ratify and approve the Asset Sale to the Affiliated Purchasers.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this Proxy.

Signature [Please Sign Within Box]	Date	Signature (Joint Owners)	Date

Please provide any address changes below: